Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-198158) and related Prospectus of HA Sustainable Infrastructure Capital, Inc. (f/k/a Hannon Armstrong Sustainable Infrastructure Capital, Inc.) for the registration of common stock of our report dated March 15, 2024, with respect to the consolidated financial statements of Rosie TargetCo LLC and subsidiaries included in HA Sustainable Infrastructure Capital, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 23, 2024